Exhibit 99.1

May 6, 2025
The AZEK Company Announces Second Quarter Fiscal 2025 Results; Reaffirms Fiscal Year 2025 Net Sales and Adjusted EBITDA Outlook
Strong Second Quarter Performance Driven by Deck, Rail & Accessories Demand and Continued Margin Expansion
Second Quarter Residential Sell-Through Growth Mid Single-Digits Year Over Year

SECOND QUARTER FISCAL 2025 FINANCIAL HIGHLIGHTS
•Consolidated Net Sales increased 8% year-over-year to $452.2 million
•Residential Segment Net Sales increased 9% year-over-year to $437.0 million
•Gross profit margin of 37.1%; Adjusted Gross Profit Margin of 37.8%
•Net Income increased 9% year-over-year to $54.3 million; EPS increased $0.03 year-over-year to $0.37 per share; Net profit margin expanded 10 basis points year-over-year to 12.0%
•Adjusted Net Income increased 12% year-over-year to $65.6 million; Adjusted Diluted EPS increased $0.06 year-over-year to $0.45 per share
•Adjusted EBITDA increased 10% year-over-year to $124.4 million; Residential Segment Adjusted EBITDA increased 11% year-over-year to $122.5 million; Adjusted EBITDA Margin expanded 40 basis points year-over-year to 27.5%

REAFFIRMING FISCAL YEAR 2025 OUTLOOK
AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
•Expecting consolidated net sales between $1.52 to $1.55 billion, representing approximately 5% to 8% year-over-year growth
•Adjusted EBITDA is expected to be in the range of $403 to $418 million, representing an increase of 6% to 10% year-over-year

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, Versatex® and AZEK® Trim and StruXure® pergolas, today announced financial results for its fiscal second quarter ended March 31, 2025.

CEO COMMENTS
“The AZEK team delivered another strong quarter, executing well in a dynamic market and once again outperforming the broader repair and remodel sector," said Jesse Singh, CEO of The AZEK Company. “Our Residential business delivered 9% growth year-over-year, driven by positive mid-single-digit Residential sell-through growth along with continued expansion of our channel presence and new product launches. Our disciplined approach to cost savings initiatives enabled us to expand our net profit margin by 10 basis points year-over-year to 12.0% and Adjusted EBITDA margin by 40 basis points year-over-year to 27.5%, even as we invested in marketing, new production and recycling capabilities. Our focus on driving growth through material conversion, product innovation, improving the consumer journey, brand and channel expansion is enabling our success and market outperformance. Combined with our disciplined cost initiatives and operational excellence, this underpins our ability to deliver strong results and margin expansion, and further demonstrates the resiliency of our business model, product categories and the strength of our team," continued Mr. Singh.
“Our 2024 and 2025 new product launches, including TimberTech Harvest+ decking, Reliance Rail and Fulton Rail continue to gain traction and are driving expanded shelf space and incremental channel opportunities. The breadth of our product range and attractiveness of our premium solutions continue to be a key differentiator for our customers. We continue to see consistent contractor backlogs and dealer engagement," said Mr. Singh.
"We are known for our innovation and sustainability leadership, and this quarter, AZEK was named to Barron's 100 Most Sustainable U.S. Companies list for the first time. TimberTech's new Aluminum Deck Framing earned Sustainable Product of the Year honors from Green Builder Media, and AZEK was also named a Positive Luxury Award winner — all powerful third-party validations of our momentum and leadership," stated Mr. Singh.
"We are reaffirming our full-year fiscal 2025 guidance for net sales and Adjusted EBITDA growth, reflecting continued confidence in our ability to deliver above-market performance through AZEK-specific initiatives. Looking ahead, the proposed merger with James Hardie represents an exciting opportunity to accelerate our shared vision for product innovation, provide our contractors and customers with expanded solutions, benefit from significant synergies across our combined portfolios, accelerate our growth and create long-term value for all stakeholders," continued Mr. Singh.

SECOND QUARTER FISCAL 2025 CONSOLIDATED RESULTS
Net sales for the three months ended March 31, 2025 increased by $33.8 million, or 8%, to $452.2 million from $418.4 million for the three months ended March 31, 2024. The increase was primarily due to higher sales volume in our Residential segment attributable to strong consumer demand, new products and new stocking locations. Net sales for the three months ended March 31, 2025 increased for our Residential segment by $34.5 million, or 9%, and decreased for our Commercial segment by $0.7 million, or 4%, respectively, as compared to the prior year period. The decrease in our Commercial segment was primarily due to the weaker demand in our Scranton Products business.
Gross profit increased by $10.6 million to $167.7 million for the three months ended March 31, 2025, compared to $157.1 million for the three months ended March 31, 2024. Gross profit margin declined by 40 basis points to 37.1% for the three months ended March 31, 2025 compared to 37.5% for the three months ended March 31, 2024.
Adjusted Gross Profit increased by $10.1 million to $170.9 million for the three months ended March 31, 2025, compared to $160.9 million for the three months ended March 31, 2024. Adjusted Gross Profit Margin declined by 60 basis points to 37.8% for the three months ended March 31, 2025 compared to 38.4% for the three months ended March 31, 2024.
Net income increased by $4.5 million to $54.3 million, or $0.37 per share, for the three months ended March 31, 2025, compared to $49.8 million, or $0.34 per share, for the three months ended March 31,

2024. Net profit margin expanded 10 basis points to 12.0% for the three months ended March 31, 2025, as compared to net profit margin of 11.9% for the three months ended March 31, 2024.
Adjusted Net Income, increased by $7.3 million to $65.6 million, or Adjusted Diluted EPS of $0.45 per share, for the three months ended March 31, 2025, compared to Adjusted Net Income of $58.3 million, or Adjusted Diluted EPS of $0.39 per share, for the three months ended March 31, 2024.
Adjusted EBITDA increased by $11.1 million to $124.4 million for the three months ended March 31, 2025, compared to Adjusted EBITDA of $113.3 million for the three months ended March 31, 2024. Adjusted EBITDA Margin expanded 40 basis points to 27.5% from 27.1% for the prior year period.

BALANCE SHEET, CASH FLOW and LIQUIDITY
As of March 31, 2025, AZEK had cash and cash equivalents of $146.7 million and approximately $372.7 million available for future borrowings under its Revolving Credit Facility. Total gross debt, including finance leases, as of March 31, 2025, was $538.4 million.
Net Cash Provided by Operating Activities for the three months ended March 31, 2025, increased by $61.9 million year-over-year to $47.1 million. Purchases of property, plant and equipment increased by $27.2 million year-over-year to $46.4 million, including the approximately $25 million purchase of one of AZEK's manufacturing sites in Pennsylvania. AZEK also acquired a regional recycling facility as part of its strategy to expand its recycling network and capabilities. Free Cash Flow for the three months ended March 31, 2025, improved by $34.7 million year-over-year to $0.7 million.

OUTLOOK
"We continue to drive substantial opportunities to accelerate material conversion and shift customer preferences towards AZEK’s low-maintenance, durable products throughout 2025 and beyond. Channel inventory levels ended the quarter conservatively below historical averages, positioning us well as we move into the second half of fiscal 2025," stated Jesse Singh, CEO of The AZEK Company. "We are reaffirming our full-year guidance and remain confident in our ability to achieve above-market growth and margin expansion. AZEK’s unique model is expected to remain resilient in a challenging macroeconomic environment. With positive momentum from our new product offerings, strong execution of our strategic initiatives, and a proven track record of outperforming in any market condition, we are well-positioned to deliver strong results in 2025 and drive long-term value creation," added Mr. Singh.
For the full-year fiscal 2025, AZEK expects consolidated net sales in the range of $1.52 to $1.55 billion, representing an increase of approximately 5% to 8% year over year. Adjusted EBITDA is expected to be in the range of $403 to $418 million, representing an increase of 6% to 10% year over year. Adjusted EBITDA Margin is expected to be in the range of 26.5% to 27.0%. Capital expenditures for fiscal year 2025 are now expected to be in the range of $110 to $120 million, an increase from $85 to $95 million reflecting the acquisition of one of AZEK's manufacturing sites in Pennsylvania in the second quarter.
AZEK expects Residential segment net sales in the range of $1.452 to $1.479 billion, representing approximately 6% to 8% year-over-year growth, and Segment Adjusted EBITDA in the range of $392 to $405 million, representing approximately 7% to 11% year-over-year growth. Residential segment Adjusted EBITDA Margin is expected to be in the range of 27.0% to 27.4%. AZEK expects the Commercial segment’s Scranton Products business to deliver net sales in the range of $68 to $71 million, and Segment Adjusted EBITDA in the range of $11 to $13 million. The Scranton Products business has experienced some material input cost pressure that is expected to be offset in the second half of fiscal year 2025. Commercial segment Adjusted EBITDA Margin is expected to be in the range of 16.0% to 18.0%.
While AZEK has recently experienced mid single-digit to double-digit Residential sell-through growth, we acknowledge that there is uncertainty in the broader economy. For the second half of fiscal 2025, AZEK expects net sales growth of 0% to 4% year-over-year on a consolidated basis and 0% to 5% year-over-year in the Residential segment which considers Residential sell-through growth scenarios in the low to mid-single-digits range year-over-year. Adjusted EBITDA is expected to grow 1% to 8% year-over-year on a consolidated basis, and Adjusted EBITDA Margin is expected to be in the range of 27.2% to 28.0%.
“Over the last 7 years through fiscal year 2024, we have delivered a 15% compound annual growth rate in our Residential segment, and looking ahead, we are incredibly excited about AZEK's future. The success and resilience of our business model, combined with our relentless focus on innovation, sustainability, and execution, continue to position us to deliver double-digit growth and sustained margin expansion over the long term," concluded Mr. Singh.
MERGER AGREEMENT WITH JAMES HARDIE
As previously announced, AZEK entered into a merger agreement with James Hardie Industries plc on March 23, 2025. The transaction is currently anticipated to close in the second half of calendar year 2025 and is subject to customary closing conditions, including regulatory approvals and AZEK shareholder approval.
CONFERENCE CALL AND WEBSITE INFORMATION
AZEK will hold a conference call to discuss the results today, Tuesday, May 6, 2025, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://registrations.events/direct/Q4I108402. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the AZEK’s website at investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (609) 800-9909. The conference ID for the replay is 10840. The replay will be available until 11:59 p.m. (CT) on May 13, 2025. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY
The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Most Responsible Companies by Newsweek, a Top Workplace by the Chicago Tribune and U.S. News and World Report, one of Barron's 100 Most Sustainable U.S. Companies, one of TIME’s World’s Best Companies in Sustainable Growth for 2025, and celebrated in Fast Company’s 2024 Brands That Matter list, where TimberTech was highlighted as a benchmark brand. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan, Minnesota and Texas. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical facts, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our sustainability-related targets and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and our communities; statements regarding our proposed merger with James Hardie and any future impact thereof, including anticipated benefits, estimated synergies and expected timing of completion of the merger; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans; statements about potential new products and product innovation; statements regarding the potential impact of global events; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about our production levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Reports on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q and in our other filings with the U.S. Securities and Exchange Commission, and including risks related to the proposed merger with James Hardie Industries plc., the fluctuation of the market value of the merger consideration, risks related to combining our businesses, including expenses related to the merger and integration of the combined company, and risks that the proposed merger may not occur. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect and should not place undue reliance on forward-looking statements.
These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release, except as required by law.

NON-GAAP FINANCIAL MEASURES
To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry.
•Adjusted Gross Profit: Defined as gross profit before amortization, acquisition costs and certain other costs. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.
•Adjusted Net Income: Defined as net income (loss) before amortization, share-based compensation costs, acquisition and divestiture costs, initial public offering and secondary offering costs and certain other items of expense and income.
•Adjusted Diluted EPS: Defined as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.
•Adjusted EBITDA: Defined as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.
•Adjusted SG&A: Defined as selling, general and administrative expenses before amortization, share-based compensation costs, acquisition and divestiture costs and certain other costs.
•Net Leverage: Equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.
•Free Cash Flow: Defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment.
These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the accompanying earnings tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.
Segment Adjusted EBITDA
Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2024 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except for share and per share amounts)

	March 31, 2025	September 30, 2024
ASSETS:
Current assets:
Cash and cash equivalents	$146,719	$164,025
Trade receivables, net of allowances	136,905	49,922
Inventories	224,052	223,682
Prepaid expenses	15,154	9,876
Other current assets	37,735	23,872
Total current assets	560,565	471,377
Property, plant and equipment - net	488,604	462,201
Goodwill	974,385	967,816
Intangible assets - net	138,028	154,518
Other assets	137,671	111,799
Total assets	$2,299,253	$2,167,711
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$60,780	$57,909
Accrued rebates	81,951	68,211
Current portion of long-term debt obligations	4,400	3,300
Accrued expenses and other liabilities	81,341	87,618
Total current liabilities	228,472	217,038
Deferred income taxes	39,980	42,342
Long-term debt—less current portion	427,970	429,668
Other non-current liabilities	148,658	121,798
Total liabilities	845,080	810,846
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at March 31, 2025 and September 30, 2024, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 158,145,086 shares issued at March 31, 2025 and 157,148,821 shares issued at September 30, 2024, respectively	158	157
Class B common stock, $0.001 par value; 100,000,000 shares authorized and no shares issued or outstanding at March 31, 2025 and at September 30, 2024, respectively	—	—
Additional paid‑in capital	1,726,324	1,694,066
Retained earnings (accumulated deficit)	161,411	89,002
Accumulated other comprehensive income (loss)	(452)	(1,682)
Treasury stock, at cost, 14,294,005 and 14,134,558 shares at March 31, 2025 and September 30, 2024, respectively	(433,268)	(424,678)
Total stockholders' equity	1,454,173	1,356,865
Total liabilities and stockholders' equity	$2,299,253	$2,167,711

The AZEK Company Inc.
Consolidated Statements of Comprehensive Income
(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
in thousands	2025	2024	2025	2024
Net sales	$452,231	$418,408	$737,660	$658,852
Cost of sales	284,538	261,335	466,416	411,129
Gross profit	167,693	157,073	271,244	247,723
Selling, general and administrative expenses	88,267	83,198	163,154	160,444
Loss (gain) on disposal of property, plant and equipment	32	(87)	1,446	2,098
Operating income	79,394	73,962	106,644	85,181
Other income and expenses:
Interest expense, net	7,353	8,680	15,016	16,590
Loss (gain) on sale of business	—	215	—	(38,300)
Total other (income) and expenses	7,353	8,895	15,016	(21,710)
Income before income taxes	72,041	65,067	91,628	106,891
Income tax expense	17,756	15,309	19,219	31,985
Net income	$54,285	$49,758	$72,409	$74,906
Other comprehensive income (loss):
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	$114	$1,908	$1,230	$(1,187)
Total other comprehensive income (loss)	114	1,908	1,230	(1,187)
Comprehensive income	$54,399	$51,666	$73,639	$73,719

Net income per common share:
Basic	$0.38	$0.34	$0.50	$0.51
Diluted	0.37	0.34	0.50	0.51

Weighted-average common shares outstanding:
Basic	143,845,665	145,710,663	143,599,531	146,516,971
Diluted	145,538,217	147,738,277	145,495,733	148,231,866

The AZEK Company Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Six Months Ended March 31,
	2025	2024
Operating activities:
Net income	$72,409	$74,906
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation	49,198	44,105
Amortization of intangibles	17,290	20,036
Non-cash interest expense	812	824
Non-cash lease expense	29	(84)
Deferred income tax benefit	(2,767)	(9,717)
Non-cash compensation expense	9,606	14,686
Loss on disposition of property, plant and equipment	1,446	2,098
Gain on sale of business	—	(38,300)
Changes in certain assets and liabilities:
Trade receivables	(86,089)	(80,829)
Inventories	1,500	(39,771)
Prepaid expenses and other currents assets	(19,562)	(9,334)
Accounts payable	6,264	(1,866)
Accrued expenses and interest	9,252	(6,283)
Other assets and liabilities	1,231	(1,565)
Net cash provided by (used in) operating activities	60,619	(31,094)
Investing activities:
Purchases of property, plant and equipment	(67,997)	(36,879)
Proceeds from disposition of fixed assets	285	263
Divestiture, net of cash disposed	—	131,783
Acquisitions, net of cash acquired	(18,150)	—
Net cash provided by (used in) investing activities	(85,862)	95,167
Financing activities:
Payments on 2024 Term Loan Facility	(1,100)	—
Payments on Term Loan Agreement	—	(3,000)
Principal payments of finance lease obligations	(1,704)	(1,421)
Exercise of vested stock options	19,572	18,628
Cash paid for shares withheld for taxes	(5,424)	(4,201)
Purchases of treasury stock	—	(124,994)
Excise taxes for share repurchase	(3,407)	—
Net cash provided by (used in) financing activities	7,937	(114,988)
Net decrease in cash and cash equivalents	(17,306)	(50,915)
Cash and cash equivalents – Beginning of period	164,025	278,314
Cash and cash equivalents – End of period	$146,719	$227,399
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$17,480	$23,455
Cash paid for income taxes, net	36,538	47,020
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$7,633	$4,704
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	31,860	2,654

Segment Results from Operations
Residential Segment
The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Consolidated Financial Statements for the three and six months ended March 31, 2025 and 2024.

	Three Months Ended March 31,				Six Months Ended March 31,
(U.S. dollars in thousands)	2025	2024	$ Variance	% Variance	2025	2024	$ Variance	% Variance
Net sales	$437,041	$402,541	$34,500	8.6%	$709,040	$625,541	$83,499	13.3%
Segment Adjusted EBITDA	122,474	110,386	12,088	11.0%	186,854	162,365	24,489	15.1%
Segment Adjusted EBITDA Margin	28.0%	27.4%	N/A	N/A	26.4%	26.0%	N/A	N/A

Commercial Segment
The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Consolidated Financial Statements for the three and six months ended March 31, 2025 and 2024.

	Three Months Ended March 31,				Six Months Ended March 31,
(U.S. dollars in thousands)	2025	2024	$ Variance	% Variance	2025	2024	$ Variance	% Variance
Net sales	$15,190	$15,867	$(677)	(4.3)%	$28,620	$33,311	$(4,691)	(14.1)%
Segment Adjusted EBITDA	1,899	2,897	(998)	(34.4)%	3,387	5,802	(2,415)	(41.6)%
Segment Adjusted EBITDA Margin	12.5%	18.3%	N/A	N/A	11.8%	17.4%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2025	2024	2025	2024
Net Income	$54,285	$49,758	$72,409	$74,906
Interest expense, net	7,353	8,680	15,016	16,590
Depreciation and amortization	33,433	32,204	66,488	64,141
Income tax expense	17,756	15,309	19,219	31,985
Stock-based compensation costs	4,716	6,299	9,606	14,767
Acquisition and divestiture costs(1)	463	156	612	648
Loss (gain) on sale of business(2)	—	215	—	(38,300)
Other costs(3)	6,367	662	6,891	3,430
Total adjustments	70,088	63,525	117,832	93,261
Adjusted EBITDA	$124,373	$113,283	$190,241	$168,167

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net Profit Margin	12.0%	11.9%	9.8%	11.4%
Interest expense, net	1.6%	2.1%	2.0%	2.5%
Depreciation and amortization	7.5%	7.6%	9.1%	9.7%
Income tax expense	3.9%	3.7%	2.6%	4.9%
Stock-based compensation costs	1.0%	1.5%	1.3%	2.2%
Acquisition and divestiture costs	0.1%	—%	0.1%	0.1%
Loss (gain) on sale of business	—%	0.1%	—%	(5.8)%
Other costs	1.4%	0.2%	0.9%	0.5%
Total adjustments	15.5%	15.2%	16.0%	14.1%
Adjusted EBITDA Margin	27.5%	27.1%	25.8%	25.5%

(1)Acquisition and divestiture costs reflect costs related to acquisitions of $0.4 million and $0.5 million in the three and six months ended March 31, 2025, respectively, and $0.1 million in the three and six months ended March 31, 2024, inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $0.1 million in the three and six months ended March 31, 2025, and costs related to divestitures of $0.1 million and $0.5 million in the three and six months ended March 31, 2024, respectively.
(2)Loss (gain) on sale of business relates to the sale of the Vycom business.
(3)Other costs include costs related to the proposed merger with James Hardie of $5.0 million in the three and six months ended March 31, 2025, the restatement of the Company’s consolidated financial statements and condensed consolidated interim financial information for each of the quarters within fiscal years ended September 30, 2023 and 2022, and for the fiscal quarter ended December 31, 2023 (the “Restatement”) of $0.1 million and $0.3 million in the three and six months ended March 31, 2025, respectively, reduction in workforce costs of $0.6 million in the three and six months ended March 31, 2025, and $0.3 million in the six months ended March 31, 2024, costs for legal expenses of $0.1 million and $0.2 million in the three and six months ended March 31, 2025, respectively, and $0.3 million in the three and six months ended March 31, 2024, costs related to the removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million in the six months ended March 31, 2024, and other costs of $0.6 million and $0.8 million for the three and six months ended March 31, 2025, respectively, and $0.4 million for the three and six months ended March 31, 2024.

Adjusted Gross Profit Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2025	2024	2025	2024
Gross Profit	$167,693	$157,073	$271,244	$247,723
Amortization	3,054	3,792	6,186	7,661
Acquisition costs(1)	120	—	120	—
Other costs(2)	73	—	73	—
Adjusted Gross Profit	$170,940	$160,865	$277,623	$255,384

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Gross Margin	37.1%	37.5%	36.8%	37.6%
Amortization	0.7%	0.9%	0.8%	1.2%
Acquisition costs	0.0%	0.0%	0.0%	0.0%
Other costs	0.0%	0.0%	0.0%	0.0%
Adjusted Gross Profit Margin	37.8%	38.4%	37.6%	38.8%

(1)Acquisition costs include inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition in the three and six months ended March 31, 2025.
(2)Other costs include costs related to reduction in workforce in the three and six months ended March 31, 2025.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands, except per share amounts)	2025	2024	2025	2024
Net Income	$54,285	$49,758	$72,409	$74,906
Amortization	8,567	9,872	17,290	20,036
Stock-based compensation costs(1)	—	787	90	3,712
Acquisition and divestiture costs(2)	463	156	612	648
Loss (gain) on sale of business(3)	—	215	—	(38,300)
Other costs(4)	6,367	662	6,891	3,430
Tax impact of adjustments(5)	(4,080)	(3,130)	(6,594)	8,920
Adjusted Net Income	$65,602	$58,320	$90,698	$73,352

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Net Income per common share - diluted	$0.37	$0.34	$0.50	$0.51
Amortization	0.07	0.06	0.12	0.13
Stock-based compensation costs	—	0.01	—	0.03
Acquisition and divestiture costs	—	—	—	—
Loss (gain) on sale of business	—	—	—	(0.26)
Other costs	0.04	—	0.05	0.02
Tax impact of adjustments	(0.03)	(0.02)	(0.05)	0.06
Adjusted Diluted EPS(6)	$0.45	$0.39	$0.62	$0.49

(1)Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)Acquisition and divestiture costs reflect costs related to acquisitions of $0.4 million and $0.5 million in the three and six months ended March 31, 2025, respectively, and $0.1 million in the three and six months ended March 31, 2024, inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $0.1 million in the three and six months ended March 31, 2025, and costs related to divestitures of $0.1 million and $0.5 million in the three and six months ended March 31, 2024, respectively.
(3)Loss (gain) on sale of business relates to the sale of the Vycom business.
(4)Other costs include costs related to the proposed merger with James Hardie of $5.0 million in the three and six months ended March 31, 2025, the Restatement of $0.1 million and $0.3 million in the three and six months ended March 31, 2025, respectively, reduction in workforce costs of $0.6 million in the three and six months ended March 31, 2025, and $0.3 million in the six months ended March 31, 2024, costs for legal expenses of $0.1 million and $0.2 million in the three and six months ended March 31, 2025, respectively, and $0.3 million in the three and six months ended March 31, 2024, costs related to the removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million in the six months ended March 31, 2024, and other costs of $0.6 million and $0.8 million for the three and six months ended March 31, 2025, respectively, and $0.4 million for the three and six months ended March 31, 2024.
(5)Tax impact of adjustments, except for loss (gain) on sale of business, are based on applying a combined U.S. federal and state statutory tax rate of 26.5% for the three and six months ended March 31, 2025 and 2024, respectively. Tax impact of adjustment for loss (gain) on sale of business is based on applying a combined U.S. federal and state statutory tax rate of 42.1% for the three and six months ended March 31, 2024, respectively.
(6)Weighted average common shares outstanding used in computing diluted net income per common share of 145,538,217 and 147,738,277 for the three months ended March 31, 2025 and 2024, respectively, and 145,495,733 and 148,231,866 for the six months ended March 31, 2025 and 2024, respectively.

Adjusted SG&A Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
SG&A	$88,267	$83,198	$163,154	$160,444
Amortization	5,513	6,080	11,104	12,375
Share-based compensation costs	4,716	6,299	9,606	14,767
Acquisition and divestiture costs(1)	342	156	491	648
Other costs(2)	6,294	662	6,818	1,011
Adjusted SG&A	$71,402	$70,001	$135,135	$131,643

(1)Acquisition and divestiture costs reflect costs related to acquisitions of $0.3 million and $0.5 million in the three and six months ended March 31, 2025, respectively, and $0.1 million in the three and six months ended March 31, 2024, and costs related to divestitures of $0.1 million and $0.5 million in the three and six months ended March 31, 2024, respectively.
(2)Other costs include costs related to the proposed merger with James Hardie of $5.0 million in the three and six months ended March 31, 2025, the Restatement of $0.1 million and $0.3 million in the three and six months ended March 31, 2025, respectively, reduction in workforce costs of $0.5 million in the three and six months ended March 31, 2025, and $0.3 million in the six months ended March 31, 2024, costs for legal expenses of $0.1 million and $0.2 million in the three and six months ended March 31, 2025, respectively, and $0.3 million in the three and six months ended March 31, 2024, costs related to the removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million in the six months ended March 31, 2024, and other costs of $0.6 million and $0.8 million for the three and six months ended March 31, 2025, respectively, and $0.4 million for the three and six months ended March 31, 2024.

Free Cash Flow Reconciliation

	Three Months Ended March 31,		Six Months Ended March 31,
(U.S. dollars in thousands)	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$47,054	$(14,806)	$60,619	$(31,094)
Less: Purchases of property, plant and equipment	(46,401)	(19,198)	(67,997)	(36,879)
Free Cash Flow	$653	$(34,004)	$(7,378)	$(67,973)
Net cash provided by (used in) investing activities	$(53,520)	$(20,363)	$(85,862)	$95,167
Net cash provided by (used in) financing activities	$5,051	$(12,191)	$7,937	$(114,988)

Net Leverage Reconciliation

Twelve Months Ended March 31,
(In thousands)	2025
Net income	$150,882
Interest expense, net	38,679
Depreciation and amortization	131,389
Income tax expense	43,379
Stock-based compensation costs	20,674
Acquisition and divestiture costs	1,248
Loss on sale of business	612
Other costs	14,552
Total adjustments	250,533
Adjusted EBITDA	$401,415
Long-term debt — less current portion	$427,970
Current portion	4,400
Unamortized deferred financing fees	2,846
Unamortized original issue discount	3,684
Finance leases	99,492
Gross debt	$538,392
Cash and cash equivalents	(146,719)
Net debt	$391,673
Net leverage	1.0x

OUTLOOK

We have not reconciled either of Adjusted EBITDA or Adjusted EBITDA Margin guidance to its most comparable GAAP measure as a result of the uncertainty regarding and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA and Adjusted EBITDA Margin have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA Margin to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EBITDA Margin guidance and future GAAP results.

Investor Relations Contact:
Eric Robinson
312-809-1093
ir@azekco.com

Media Contact:
Amanda Cimaglia
312-809-1093
media@azekco.com

Source: The AZEK Company Inc.